--------------------------------------------------------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  August 1, 2001
       -----------------------------------------------------------------

                        Commission File number: 0-19861

                       IMPERIAL CREDIT INDUSTRIES, INC.

        CALIFORNIA                                          95-4054791
-------------------------------                       ----------------------
(State or other jurisdiction of                           (IRS Employer
incorporation or organization)                        Identification Number)


               23550 Hawthorne Boulevard, Building 1, Suite 110
                          Torrance, California 90505
                                (310) 373-1704


--------------------------------------------------------------------------------

Item 5. Other Events.


IMPERIAL CREDIT INDUSTRIES REPORTS SECOND QUARTER 2001 RESULTS OF OPERATIONS AND THE STATUS OF RECAPITALIZATION

TORRANCE, CA, August 2, 2001 - Imperial Credit Industries, Inc. (Nasdaq: ICII) reports results for the second quarter and six months ended June 30, 2001, and the status of its recapitalization plan.

Second Quarter 2001 Results

Imperial Credit Industries, Inc., (the "Company" or "ICII") reported a net loss for the quarter ended June 30, 2001 of $39.8 million or $1.23 diluted net loss per share including an operating loss from discontinued operations of $961,000 or $0.03 diluted net loss per share and an extraordinary loss on the early extinguishment of debt of $2.2 million or $0.07 diluted net loss per share. The net loss for the six months ended June 30, 2001 was $39.5 million or $1.23 diluted net loss per share including an operating loss from discontinued operations of $1.2 million or $0.04 diluted net loss per share and an extraordinary loss on the early extinguishment of debt of $1.5 million or $0.05 diluted net loss per share.

The operating results for the quarter and six months ended June 30, 2001 were negatively impacted by the high level of the provision for loan and lease losses which totaled $26.7 million and $31.3 million, respectively. The increase in provision for loan and lease losses for the quarter and six months ended June 30, 2001 was primarily a result of $27.4 million and $30.1 million in net charge-offs in the Coast Business Credit ("CBC") loan portfolio. CBC's charge-offs in the second quarter of 2001 primarily related to the bankruptcy of two of its borrowers in the telecommunications and technology industries, and the discovery of potential fraud related to one loan. The additional provision for loan losses related to these credits was $21.7 million. The Loan Participation and Investment Group ("LPIG") loan portfolio suffered from net charge-offs of $6.2 million and $5.8 million for the quarter and six months ended June 30, 2001. LPIG's charge-offs were related to the deterioration of collateral supporting these credits. As a result of the high level of the provision for loan and lease losses and the resulting continued operating losses, the Company recorded income tax expense of $10.0 million during the quarter and six months ended June 30, 2001, in order to establish an additional deferred tax asset valuation allowance to fully reserve for the Company's gross outstanding balance of deferred tax assets, after allowable offsets of certain deferred tax liabilities.

The operating results for the quarter ended June 30, 2001 were also negatively impacted by continued decreases in the Prime rate and an increased average outstanding balance of non-accrual loans, which reduced Southern Pacific Bank's ("SPB") net interest margin to 3.76% for the quarter ended June 30, 2001 as compared to 5.69% for the same period of the prior year. The Company continues to decrease its operating expenses, and recorded reductions in all expense categories except legal, professional services, and collection related costs. These costs are primarily associated with the Company's efforts to aggressively work out of problem credits.

Second Step of the Company's Recapitalization Transaction Completed

The Company also successfully completed an exchange offer for its outstanding senior notes. As of the close of the exchange offer on June 28, 2001, $39,995,000 of the total outstanding $41,035,000 of Remarketed Redeemable Par Securities, Series B of the Imperial Credit Capital Trust I, due in June 2002, $144,352,000 of the total of $165,939,000 of 9.875% Series B Senior Notes due January, 2007 and $3,443,000 of the total outstanding $10,932,000 of 9.75% Senior Notes due January 2004, were validly tendered. The exchange offer reduced the principal balance of the Company's senior debt by a total of $60,323,000 and completes the second phase of a three phase financial restructuring at ICII. As part of the debt exchange offer, the Company issued 8,784,437 shares of common stock and 6,105,544 warrants to acquire shares of common stock at an exercise price of $2.15 per share on June 28, 2001. The third phase of the restructuring includes the issuance of up to $20.0 million of secured convertible debt. The majority of the proceeds of the convertible debt issuance will be invested as additional capital into Southern Pacific Bank. The third phase of the restructuring is expected to be completed during the month of August 2001. As of June 30, 2001, $10.0 million of new convertible debt had been issued by the Company.

As a result of the significant discount on the Company's notes tendered in the exchange offer, the Company accounted for the debt exchange in accordance with Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings" ("SFAS No. 15"). Under SFAS No. 15, the Company recorded the fair value of equity issued and established a total liability relating to the notes issued in the debt exchange ("the Exchange Notes") equal to the aggregate principal amount of the Exchange Notes plus all interest payable over the term of the Exchange Notes less the discount on the exchange offer, while the carrying values of the notes tendered in the exchange have been removed. As such, the Company established a total liability related to Exchange Notes of $171.1 million representing the principal balance of the Exchange Notes of $127.5 million, plus accrued interest over the life of the Exchange Notes of $61.1 million, and less a discount on the debt exchange of $17.5 million. Under SFAS No. 15, the Company will not record interest expense in future periods for the cash interest required to be paid to the Exchange Note holders. All future cash interest payments on the Exchange Notes will reduce the $61.1 million accrued liability referred to above. The Company will recognize interest expense related to the amortization of the discount on the debt exchange of approximately $5.0 million annually.

Southern Pacific Bank's Regulatory Capital Continues to Exceed "Adequately Capitalized" Levels

The Company's largest subsidiary is SPB, an FDIC insured depository institution. During the six months ended June 30, 2001, the Company contributed $26.2 million of cash to the Bank in the form of new equity capital and converted $22.0 million of SPB's subordinated debt into non-cumulative perpetual preferred stock of SPB. Such capital infusions and conversions restored SPB's capital to amounts above the "adequately capitalized" quantitative minimums as defined in banking regulations. SPB had Tier 1 Leverage and Total Risk-based Capital ratios of 5.37% and 8.24%, at June 30, 2001 as compared to 6.09% and 8.31% at March 31, 2001 and 3.46% and 6.59% at December 31, 2000, respectively. Although SPB's ratios are in excess of "adequately capitalized" minimums, they were not sufficient to meet the capital levels required by its regulatory orders at June 30, 2001. The Company is in the process of submitting an amended capital plan to SPB's regulators. The amended capital plan will contain various alternative means to meeting the capital requirements of the regulatory orders by December 31, 2001.

Net Interest Income Decreases As a Result of Margin Compression

For the quarter ended June 30, 2001, net interest income before provision for loan and lease losses and the net interest margin decreased to $11.4 million and 3.76% as compared to $25.6 million and 5.69% for the same period last year, respectively. For the six months ended June 30, 2001, net interest income before provision for loan and lease losses and the net interest margin decreased to $26.0 million and 3.93% as compared to $46.7 million and 5.31% for the same period last year, respectively.

Net interest income before provision for loan and lease losses and the net interest margin for both periods decreased primarily as a result of a 275 bps decrease year-to-date in the Prime interest rate and increased levels of non-
accrual loans.   A majority of the Company's loans are indexed to the Prime and
LIBOR interest rates.   As a result of decreases in the Prime and LIBOR rates,
the Company's loans immediately re-priced to reduced yields, while a majority of its fixed-term deposits are expected to re-price over an average six to eight month time frame.

For the quarter ended June 30, 2001, the average yield on loans at SPB was 9.77% as compared to 11.57% for the same period last year. For the six months ended June 30, 2001, the average yield on loans at SPB was 10.10% compared to 11.18% for the same period last year. In addition to a general decrease in interest rates, SPB's yield on its outstanding loans were also negatively affected by increased levels of non-accrual loans during the quarter ended June 30, 2001 as compared to the same period last year. Average non-accrual loans increased to $104.5 million for the quarter ended June 30, 2001 as compared to $78.4 million for the prior quarter ended March 31, 2001 and $93.9 million for the same period last year.

For the quarter ended June 30, 2001, interest expense was $32.1 million compared to $35.4 million for the same period last year. For the six months ended June 30, 2001, interest expense was $66.1 million compared to $67.7 million for the same period last year. Interest expense decreased for the six months primarily as a result of a decrease in the outstanding average balance of the Federal Deposit Insurance Corporation

("FDIC") insured deposits of SPB. SPB's average outstanding deposits and average cost of deposits based on daily averages were $1.59 billion and 6.24% for the quarter ended June 30, 2001 as compared to $1.76 billion and 6.20% in the same period last year. SPB's average outstanding deposits and average cost of deposits based on daily averages were $1.61 billion and 6.42% for the six months ended June 30, 2001 as compared to $1.71 billion and 5.74% in the same period last year. At June 30, 2001, the average cost of SPB's deposits was 5.90%. The Company expects continued decreases in deposit cost over the next 12 months as its deposits mature and new deposits are generated at lower yields. As of July 30, 2001, SPB was offering six month and one year deposits at 4.26% and 4.50%, respectively.

Decrease in Investment Banking Fees and Gain on Sale of Securities Drive Decrease in Other Income

Fee and other income decreased $21.5 million to $6.0 million for the quarter ended June 30, 2001 as compared to $27.5 million in the same period of the prior year. Fee and other income decreased $25.9 million to $12.1 million for the six months ended June 30, 2001 as compared to $37.9 million in the same period of the prior year. Fee and other income decreased primarily due to the deconsolidation of Imperial Capital Group ("ICG") during the fourth quarter of 2000. As a result of the deconsolidation, the Company no longer reports investment banking and brokerage fees, other income, or expenses of ICG. Beginning with the fourth quarter of 2000, and through the date of sale, ICII's income from its 38.5% equity interest in ICG was reported as equity in the net income of ICG. In June 2001, the Company sold its remaining interest in ICG resulting in a $1.9 million gain on sale of securities.

Gain on sale of securities was $3.0 million for the quarter ended June 30, 2001 as compared to $13.5 million for the same period last year. Gain on sale of securities was $3.1 million for the six months ended June 30, 2001 as compared to $12.9 million for the same period last year. The quarter ended June 30, 2001 includes a $983,000 gain from the sale of the Company's minority interest in the Auction Finance Group ("AFG"), a majority owner of the Canadian Auto Auction Group ("CAAG") and a $1.9 million gain from the sale of the Company's remaining interest in ICG. In June 2001, the Company received a $983,000 distribution of escrowed sales proceeds related to the June 2000 sale of its interest in AFG.
At June 30, 2001, there was a maximum of approximately $3.0 million in additional funds distributable over the next three years to the Company. The quarter ended June 30, 2000 includes a $12.4 million gain from the sale of the Company's interest in AFG. Also during the quarter ended June 30, 2000, CBC recorded a $1.1 million gain on the sale of securities from the exercise of warrants in the equity securities of a borrower and the subsequent sale of its stock.

Rental income decreased to $1.4 million for the quarter ended June 30, 2001 as compared to $2.6 million for the same period last year. Rental income decreased for the quarter ended June 30, 2001 as a result of the sale of income producing properties acquired as a part of the Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC") acquisition completed in March of 2000. Rental income increased to $3.3 million for the six months ended June 30, 2001 as compared to $2.7 million for the same period last year. Rental income increased for the six months ended June 30, 2001 as a result of holding the income producing property acquired in the ICCMIC acquisition for a full six months as compared to three months in the same period last year.

For the quarters ended June 30, 2001 and 2000, mark-to-market losses were $2.3 million and $2.0 million, respectively. The net mark-to-market losses for the quarter ended June 30, 2001 primarily related to a $2.0 million write-down of the Company's interest-only securities due to increased prepayment rates and losses, a write-down of $579,000 of the Company's investment in syndicated bank loans funded through total return swaps partially offset by a $334,000 write-up of trading securities. The net mark-to-market losses for the quarter ended June 30, 2000 primarily related to a $1.2 million decline in the value of the Company's investment in Pacifica Partners I, L.P., a $500 million collateralized loan obligation fund and a $1.0 million decline in the value of the retained interest in lease securitizations at Imperial Business Credit.

For the six months ended June 30, 2001 and 2000, mark-to-market losses were $4.1 million and $3.7 million, respectively. The net mark-to-market losses for the six months ended June 30, 2001 primarily related to a $2.0 million write-down of the Company's interest-only securities due to increased prepayment rates and charge-offs, a write-down of $1.4 million of the Company's investment in syndicated bank loans funded through total return swaps and a $764,000 decline in the value of retained interest in lease securitization at IBC. The net mark-to-market losses for the six months ended June 30, 2000 primarily related to $1.8 million decline in the value of the Company's investment in Pacifica Partners, a $1.0 million decline in the value of retained interest in lease securitizations at IBC and a $920,000 write-down of the Company's investment in syndicated bank loans funded through total return swaps.

Noninterest Expenses Decrease 28%

Total noninterest expenses for the quarter ended June 30, 2001 decreased 28% to $17.3 million as compared to $23.9 million for the prior year. The decrease in expenses primarily resulted from decreases in personnel expense, amortization of goodwill, and general and administrative expenses in addition to the deconsolidation of ICG. These decreases were partially offset by increases in legal and professional services and collection costs associated with non-accrual loans and non-performing assets, and real property expenses. During the quarter ended June 30, 2001 noninterest expenses decreased 5% to $17.3 million as compared to $18.2 million for the same period in the prior year assuming ICG was accounted for under the equity method during 2000. The decrease in expenses occurred in all expense categories except legal and professional services, collection costs associated with non-accrual loans and non-performing assets, and real property expenses.

Assuming ICG was accounted for under the equity method, during the quarter ended June 30, 2000, the following significant changes in expense levels for the quarter ended June 30, 2001 were as follows:

Personnel expenses decreased 25% to $7.0 million as compared to $9.3 million for the same period last year. The decrease was primarily the result of reduced Full Time Equivalent employees ("FTE") and reduced bonus expense. At June 30, 2001, the Company had 387 FTE as compared to 486 FTE (excluding ICG) at June 30, 2000.

Legal, professional and collection costs increased 122% to $3.6 million as compared to $1.6 million for the same period last year. The increase was primarily the result of increased levels of non-accrual loans and the Company's efforts to accelerate the resolution of problem loans.

Real property expenses decreased 63% to $535,000 as compared to $1.5 million for the same period last year. The decrease in real property expense is primarily as a result of the sale of income producing properties over the last year.

Income Taxes

During the three and six months ended June 30, 2001, the Company recorded income tax expense of $10.0 million. Due to recurring losses, management established a deferred tax asset valuation allowance of $63.3 million during the fourth quarter of 2000. The additional income tax expense during the quarter and six months ended June 30, 2001 increased this valuation allowance to $73.3 million, or $1.80 per common share. The future recognition of a net deferred tax asset is dependent upon a "more likely than not" expectation of the realization of the deferred tax asset, based upon the analysis of the available evidence. Such available evidence may include the Company reporting operating profits in future periods, among other items. There can be no assurance that the Company will recognize any of its deferred tax assets in future periods. The valuation allowance at June 30, 2001 covers all of the Company's gross deferred tax asset after allowable offsets of certain deferred tax liabilities.

Non-accrual Loans

Our non-accrual loans and leases decreased to $72.5 million at June 30, 2001 as compared $85.4 million at March 31, 2001 and $78.5 million at December 31, 2000. The decrease in non-performing loans is primarily due to $36.4 million and $39.9 million in net charge-offs during the quarter and six months ended June 30, 2001, respectively. Net charge-offs for the quarter and six months ended June 30, 2001 were incurred primarily in our CBC and LPIG loan portfolios totaling $27.4 million and $6.2 million and $30.1 million and $5.8 million, respectively.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses was $55.1 million or 4.80% of total gross loans held for investment as compared to $64.8 million or 5.10% of total gross loans held for investment at March 31, 2001 and $63.6 million or 5.39% of total gross loans held for investment at December 31, 2000, respectively. The ratio of the allowance for loan and lease losses to non-accrual loans and leases ("coverage ratio") was 76.07% at June 30, 2001 as compared to 75.87% at March 31, 2001 and 81.02% at December 31, 2000, respectively.

For the quarter and six months ended June 30, 2001, the provision for loan and lease losses was $26.7 million and $31.3 million as compared to $63.2 million and $87.2 million for the same periods of the prior year, respectively. The provision for loan and lease losses for the quarter and six months ended June 30, 2001 were primarily the result of charge-offs related to the bankruptcy of two CBC borrowers in the telecommunications and technology industries, the discovery of potential fraud by one CBC borrower, and deterioration in the underlying collateral of assets supporting certain LPIG credits. The provision for loan and lease losses for the quarter and six months ended June 30, 2000 was primarily the result of a significant increase in potential problem assets, non-performing assets and charge-offs.

Secured and Senior Debt

The outstanding principal balance of our Secured and Senior debt decreased to $183.8 million at June 30, 2001 as compared to $219.6 million at December 31, 2000. The net decrease was the result of the issuance of $16.2 million of Senior Secured Debt on March 30, 2001, $10.0 million of Secured Convertible debt on June 28, 2001, and a $60.3 million reduction in Senior debt as a result of the debt exchange completed on June 28, 2001. During the first quarter of 2001, we repurchased $1.9 million of our Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the company ("ROPES"), resulting in an extraordinary gain on the early extinguishment of debt of $618,000. During the second quarter of 2001, the Company completed the debt exchange, which resulted in a $2.2 million extraordinary loss on the early extinguishment of debt.

General Description of the Company

Imperial Credit Industries, Inc., a diversified financial services holding company, was formed in 1991 and is headquartered in Torrance, California. The Company's major business activities are primarily conducted through Southern Pacific Bank, a wholly owned subsidiary. Imperial Credit Industries, Inc. and its subsidiaries and affiliates offer a wide variety of financial services, investment products, and asset management services.

Safe Harbor Statement

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to: the demand for our products; competitive factors in the businesses in which we compete; adverse changes in the securities markets; inflation and changes in the interest rate environment that reduce margins or the fair value of financial instruments; changes in national, regional or local business conditions or economic environments; government fiscal and monetary policies; legislative or regulatory changes that affect our business; factors inherent in the valuation and pricing of commercial loans; other factors generally understood to affect the value of commercial loans and commercial real estate; and the other risks detailed in the Company's 8-K dated May 8, 2001, as filed with the Securities and Exchange Commission (the "SEC"); periodic reports on Forms 10-Q, 8-K and 10-K and any amendments with respect thereto filed with the SEC; and other filings made by the Company with the SEC.

ICII's news releases are available at no charge through PR Newswire's Company News on Call by dialing (800) 758-5804 Ext. 420763. Additional corporate information relating to the Company's SEC filings and corporate news releases are available on the internet. The web site address is http://www.icii.com/. The Company will hold a conference call at 1:30 P.M. Pacific Time, 4:30 P.M. Eastern Time on August 2, 2001. The phone number for the conference call is
(719) 457-2683, confirmation number 627434. There will be a replay of the call available beginning at 4:30 p.m. PST on August 2, 2001 and ending at 12:00 a.m. on August 4, 2001. The replay dial-in number is (719) 457-0820, confirmation number 627434 Audio of the call will be broadcast live on the Internet and will be available on the Investor Relations section of Imperial Credit's web site, located at http://www.icii.com/ and at http://www.videonewswire.com/event.asp?id=608

For further information contact: Brad Plantiko/CFO 310-791-8096 or Paul Lasiter /Controller 310-791-8028

                        IMPERIAL CREDIT INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)
                                  (unaudited)

                                                                                                   June 30,     December 31,
                                                                                                     2001           2000
                                                                                                  ----------     ----------
                                            ASSETS
Cash............................................................................................  $  140,495     $   30,938
Interest bearing deposits.......................................................................      16,874        183,193
Investment in Federal Home Loan Bank stock......................................................       4,350          4,148
Securities held for trading, at market..........................................................     106,617        164,050
Securities available for sale, at market........................................................      50,738         63,684
Loans and leases held for sale, net.............................................................     371,765        386,469
Loans and leases held for investment, net of unearned income and deferred loan fees.............   1,140,719      1,186,119
   less: allowance for loan and lease losses....................................................     (55,050)       (63,625)
                                                                                                  ----------     ----------
Loans held for investment, net..................................................................   1,085,669      1,122,494

Real property...................................................................................      35,848         53,840
Retained interest in loan and lease securitizations.............................................       3,693          6,330
Accrued interest receivable.....................................................................      11,821         15,744
Premises and equipment, net.....................................................................       8,651          9,791
Other real estate owned and other repossessed assets, net.......................................      13,175          8,778
Goodwill........................................................................................      30,960         32,330
Other assets....................................................................................      26,281         28,158
Net assets of discontinued operations...........................................................      10,905         17,630
                                                                                                  ----------     ----------
       Total assets.............................................................................  $1,917,842     $2,127,577
                                                                                                  ==========     ==========

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits........................................................................................  $1,512,734     $1,632,704
Borrowings from Federal Home Loan Bank..........................................................      55,000         65,000
Senior secured notes............................................................................      16,200             --
Senior convertible notes........................................................................      10,000             --
Exchange notes..................................................................................     171,111             --
Company obligated mandatorily redeemable preferred securities of
   Subsidiary trust holding solely debentures of the company ("ROPES")..........................       1,040         42,885
Senior notes....................................................................................      28,984        176,757
Other borrowings................................................................................      27,168         84,118
Accrued interest payable........................................................................      19,169         18,992
Accrued income taxes payable....................................................................      29,868         20,522
Minority interest in consolidated subsidiaries..................................................       1,116          1,116
Goodwill........................................................................................      20,721         23,797
Other liabilities...............................................................................      13,362         22,244
                                                                                                  ----------     ----------
       Total liabilities........................................................................   1,906,473      2,088,135
                                                                                                  ----------     ----------

Shareholders' equity:
Preferred stock, 8,000,000 shares authorized; none issued or outstanding........................          --             --
Common stock, no par value. Authorized 80,000,000 shares; 40,880,798 and 32,096,361 shares
  issued and outstanding at June 30, 2001 and December 31, 2000, respectively...................     110,068         97,668
Accumulated deficit.............................................................................    (104,400)       (64,889)
Shares held in deferred executive compensation plan.............................................       5,500          5,745
Accumulated other comprehensive income-unrealized gain on securities available for sale, net....         201            918
                                                                                                  ----------     ----------
   Total shareholders' equity...................................................................      11,369         39,442
                                                                                                  ----------     ----------
   Total liabilities and shareholders' equity...................................................  $1,917,842     $2,127,577
                                                                                                  ==========     ==========

                       IMPERIAL CREDIT INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)
                                  (unaudited)

                                                                                         Three Months Ended      Six Months Ended
                                                                                              June 30,               June 30,
                                                                                        ---------------------  ---------------------
                                                                                           2001       2000        2001       2000
                                                                                         --------   --------    --------   --------
Interest Income:
  Interest on loans and leases........................................................   $ 39,910   $ 52,604    $ 83,165   $ 98,005
  Interest on investments.............................................................      3,389      7,771       8,409     15,116
  Interest on other finance activities................................................        138        624         469      1,238
                                                                                         --------   --------    --------   --------
     Total interest income............................................................     43,437     60,999      92,043    114,359
                                                                                         --------   --------    --------   --------
Interest Expense:
  Interest on deposits................................................................     24,602     27,051      51,191     51,344
  Interest on other borrowings........................................................        977      2,340       2,679      3,922
  Interest on long term debt..........................................................      6,474      6,017      12,213     12,395
                                                                                         --------   --------    --------   --------
     Total interest expense...........................................................     32,053     35,408      66,083     67,661
                                                                                         --------   --------    --------   --------
     Net interest income..............................................................     11,384     25,591      25,960     46,698
  Provision for loan and lease losses.................................................     26,700     63,156      31,325     87,175
                                                                                         --------   --------    --------   --------
     Net interest expense after provision for loan and lease losses...................    (15,316)   (37,565)     (5,365)   (40,477)
Fee and Other Income:
  Gain on sale of loans and leases....................................................        394        220         496        353
  Asset management fees...............................................................        652        777       1,494      1,639
  Investment banking and brokerage fees...............................................         --      7,154          --     14,808
  Loan servicing income...............................................................      1,785      1,453       3,154      2,979
  Gain on sale of securities..........................................................      3,017     13,533       3,147     12,931
  Equity in net income of Imperial Capital Group......................................         --         --         912         --
  Loss on impairment of securities....................................................     (1,206)        --      (1,206)        --
  Mark-to-market losses on securities and loans held for sale.........................     (2,316)    (1,960)     (4,138)    (3,734)
  Rental income.......................................................................      1,390      2,591       3,302      2,711
  Other income........................................................................      2,267      3,711       4,917      6,255
                                                                                         --------   --------    --------   --------
     Total fee and other income.......................................................      5,983     27,479      12,078     37,942
                                                                                         --------   --------    --------   --------
Noninterest Expenses:
  Personnel expense...................................................................      6,964     12,336      13,791     24,255
  Commission expense..................................................................        454      1,393         941      4,146
  Amortization of servicing rights....................................................         93        142         199        278
  Occupancy expense...................................................................      1,066      1,548       2,099      2,898
  Net expenses of other real estate owned.............................................         66        469         158      1,025
  Legal and professional services.....................................................      2,133      1,440       3,632      2,830
  Legal settlements (recoveries)......................................................        371       (129)        371       (115)
  Collection costs....................................................................      1,417        345       3,079        828
  Telephone and other communications..................................................        340        779         703      1,650
  Amortization of goodwill, net.......................................................       (696)    (1,290)     (1,418)      (659)
  Real property expense...............................................................        535      1,463       1,449      1,481
  General and administrative expense..................................................      4,573      5,403       8,431     10,748
                                                                                         --------   --------    --------   --------
     Noninterest expenses.............................................................     17,316     23,899      33,435     49,365
  Acquisition costs...................................................................         --         --          --      9,397
                                                                                         --------   --------    --------   --------
     Total expenses...................................................................     17,316     23,899      33,435     58,762
                                                                                         --------   --------    --------   --------
  Loss from continuing operations before income taxes,
   minority interest and extraordinary item...........................................    (26,649)   (33,985)    (26,722)   (61,297)
  Income tax expense (benefit)........................................................     10,021    (14,579)     10,021    (25,414)
  Minority interest in income of consolidated subsidiaries............................         32        519          65        912
                                                                                         --------   --------    --------   --------
   Loss from continuing operations before extraordinary item..........................    (36,702)   (19,925)    (36,808)   (36,795)
  Operating losses from discontinued operations of AMN, net of income taxes...........       (961)        --      (1,161)        --
                                                                                         --------   --------    --------   --------
   Loss before extraordinary item.....................................................    (37,663)   (19,925)    (37,969)   (36,795)
  Extraordinary item--(Loss) gain on early extinguishment of debt,
    net of income taxes...............................................................     (2,160)     1,146      (1,542)     2,093
                                                                                         --------   --------    --------   --------
     Net loss.........................................................................   $(39,823)  $(18,779)   $(39,511)  $(34,702)
                                                                                         ========   ========    ========   ========
Comprehensive loss:
  Other comprehensive loss, net.......................................................     (1,035)      (216)       (717)    (2,174)
                                                                                         --------   --------    --------   --------
   Comprehensive loss.................................................................   $(40,858)  $(18,995)   $(40,228)  $(36,876)
                                                                                         ========   ========    ========   ========
Basic loss per share:
  Loss from continuing operations.....................................................   $  (1.13)    $(0.61)     $(1.14)    $(1.11)
  Operating loss from discontinued operations, net of income taxes....................      (0.03)        --       (0.04)        --
  Extraordinary items--(Loss) gain on early extinguishment of debt,
    net of income taxes...............................................................      (0.07)      0.03       (0.05)      0.06
                                                                                         --------   --------    --------   --------
     Net loss per common share........................................................   $  (1.23)    $(0.58)     $(1.23)    $(1.05)
                                                                                         ========   ========    ========   ========
Diluted loss per share:
  Loss from continuing operations.....................................................   $  (1.13)    $(0.61)     $(1.14)    $(1.11)
  Operating loss from discontinued operations, net of income taxes....................      (0.03)        --       (0.04)        --
Extraordinary item--(Loss) gain on early extinguishment of debt,
  net of income taxes.................................................................      (0.07)      0.03       (0.05)      0.06
                                                                                         --------   --------    --------   --------
Net loss per common share.............................................................   $  (1.23)    $(0.58)     $(1.23)    $(1.05)
                                                                                         ========   ========    ========   ========

                            SELECTED FINANCIAL DATA
           (In thousands, except per share amounts and percentages)

                                                            At or for the Three Months Ended       At or for the Six Months Ended
                                                                       June 30,                              June 30,
                                                            --------------------------------       ------------------------------
                                                               2001                   2000            2001               2000
                                                            ---------              ---------       ----------        ------------
Other Selected Financial Data:
------------------------------
Book value per share...............................             $0.28                  $5.12            $0.28           $   5.12
Tangible book value per share......................             $0.33                  $5.52            $0.33           $   5.52

Ratio of earnings to fixed charges.................              0.2x                  (0.1x)            0.6x              (0.1x)
Pre-tax interest coverage ratio....................             (3.1x)                 (4.7x)           (1.2x)             (4.0x)

Loss before interest, taxes,
 depreciation and amortization ("EBITDA")..........          $(18,843)              $(28,480)        $(12,189)          $(64,102)
Return on average equity (ROE).....................           (619.30%)               (42.56%)        (260.84%)           (37.43%)
Return on average assets (ROA).....................             (7.86%)                (3.20%)          (3.88%)            (3.01%)
Net interest margin at SPB.........................              3.76%                  5.69%            3.93%              5.31%

Basic weighted average shares outstanding..........            32,386                 32,884           32,242             33,048
Diluted weighted average shares outstanding........            32,386                 32,884           32,242             33,048

                                                                                       At                  At            At
                                                                                    June 30,          December 31,    June 30,
                                                                                      2001                2000          2000
                                                                                  ----------          ----------    ------------
Selected Credit Data:
---------------------
Core Business Nonperforming Assets
----------------------------------
Coast Business Credit...............................................                $ 37,580            $ 31,795        $ 40,340
Acquired Entertainment Assets and LHO Loans.........................                  12,044               7,998          10,258
Loan Participation and Investment Group.............................                  14,607              26,206          18,755
Imperial Warehouse Finance..........................................                   7,417               9,404          15,031
Income Property Lending Division....................................                   2,761               1,650           1,964
Other core businesses...............................................                      --                   9             356
                                                                                  ----------          ----------    ------------
  Total core business nonperforming assets..........................                  74,409              77,062          86,704
                                                                                  ----------          ----------    ------------
Non-Core Business Nonperforming Assets
--------------------------------------
Former mortgage banking operations..................................                     242                 431           1,286
Auto Marketing Network, Inc. .......................................                     516                 778             431
Single Family Loans.................................................                   3,423               3,949          14,353
Other non-core businesses...........................................                   7,149               5,149           2,734
                                                                                  ----------          ----------    ------------
  Total non-core business nonperforming assets......................                  11,330              10,307          18,804
                                                                                  ----------          ----------    ------------
  Total nonperforming assets........................................                $ 85,739            $ 87,369        $105,508
                                                                                  ==========          ==========    ============

Core Business Non-accrual Loans
-------------------------------
Coast Business Credit...............................................                $ 37,580            $ 31,795        $ 40,340
Lewis Horwitz Organization Entertainment Loans......................                     774                 246              --
Loan Participation and Investment Group.............................                  14,607              26,206          18,755
Imperial Warehouse Finance..........................................                   7,417               9,404          13,700
Income Property Lending Division....................................                   2,761               1,650           1,964
Other core businesses...............................................                      --                   7              49
                                                                                  ----------          ----------    ------------
  Total core business non-accrual loans.............................                  63,139              69,308          74,808
                                                                                  ----------          ----------    ------------
Non-Core Business Non-accrual Loans
-----------------------------------
Former mortgage banking operations..................................                     242                 431           1,025
Auto Marketing Network, Inc. .......................................                     487                 716             359
Single Family Loans.................................................                   2,130               3,133          13,129
Other non-core businesses...........................................                   6,538               4,941           1,518
                                                                                  ----------          ----------    ------------
  Total non-core business non-accrual loans.........................                   9,397               9,221          16,031
                                                                                  ----------          ----------    ------------
  Total non-accrual loans...........................................                $ 72,536            $ 78,529        $ 90,839
                                                                                  ==========          ==========    ============

                                                                      At           At           At
                                                                    June 30,   December 31,   June 30,
                                                                     2001         2000         2000
                                                                   --------    -----------   --------
Allowance for loan and lease losses to non-accrual loans and
 leases...........................................................    76.07%         81.02%     55.21%
Allowance for loan and lease losses to gross LHFI.................     4.80%          5.39%      3.67%
Nonperforming assets to total assets..............................     4.47%          4.11%      4.39%
Nonperforming assets to LHFI, OREO and other repossessed assets...     7.44%          7.39%      7.69%
Annualized net charge-offs to average LHFI, net...................    12.24%         19.52%     20.10%



                                                  Imperial Credit Industries, Inc.
                                                Financial and Operating Highlights

                                                    |          2001               |              2000
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Operating Results                       Second           First             Fourth             Third            Second
(In millions, except per share amounts               Quarter          Quarter           Quarter            Quarter          Quarter
and percentages)
------------------------------------------------------------------------------------------------------------------------------------
Revenue
  Interest income                                   $  43.4            $ 48.6           $  53.0            $ 57.4            $ 61.0
  Interest expense                                    (32.0)            (34.0)            (35.4)            (37.1)            (35.4)
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income                               11.4              14.6              17.6              20.3              25.6
  Provision for loan and lease losses                  26.7               4.6              66.3              27.5              63.2
------------------------------------------------------------------------------------------------------------------------------------
  Net interest (expense) income after provision       (15.3)             10.0             (48.7)             (7.2)            (37.6)
------------------------------------------------------------------------------------------------------------------------------------
  Gain (loss) on sale of loans and leases               0.3               0.1               1.1              (2.3)              0.2
  Asset management fees                                 0.7               0.8               0.8               0.8               0.8
  Investment banking and brokerage fees                   -                 -                 -               6.2               7.2
  Loan servicing income                                 1.8               1.4               1.5               1.5               1.5
  Gain (loss) on sale of securities                     3.0               0.1              (0.1)              0.2              13.5
  Equity in net income of ICG                             -               0.9               0.5                 -                 -
  Loss on impairment of securities                     (1.2)                -                 -                 -                 -
  Mark to market loss on securities and loans
    held for sale                                      (2.3)             (1.8)             (4.8)             (4.3)             (2.0)
  Rental income                                         1.4               1.9               2.6               2.9               2.6
  Other income                                          2.3               2.6               3.5               2.6               3.7
------------------------------------------------------------------------------------------------------------------------------------
     Total fee and other income                         6.0               6.0               5.1               7.6              27.5
------------------------------------------------------------------------------------------------------------------------------------
Expenses
  Personnel expense                                     7.4               7.3              10.1              11.6              13.7
  Occupancy expense                                     1.1               1.0               1.2               1.3               1.5
  Legal and professional                                3.9               3.2               3.3               9.4               1.5
  Amortization of goodwill, net                        (0.7)             (0.7)             (0.8)              2.9              (1.3)
  Net expense of real estate owned                      0.1               0.1               0.1               0.2               0.5
  Real property expense                                 0.5               0.9               1.1               1.6               1.5
  Other expenses                                        5.0               4.3               5.2               6.4               6.5
------------------------------------------------------------------------------------------------------------------------------------
  Total expenses                                       17.3              16.1              20.2              33.4              23.9
------------------------------------------------------------------------------------------------------------------------------------
  (Loss) from continuing operations before income
    taxes and minority interest                       (26.6)             (0.1)            (63.8)            (33.0)            (34.0)
  Income taxes                                         10.0                 -              37.8             (10.0)            (14.6)
  Minority interest in income of consolidated
    subsidiaries                                          -                 -                 -               0.2               0.5
------------------------------------------------------------------------------------------------------------------------------------
  (Loss) from continuing operations                   (36.6)             (0.1)           (101.6)            (23.2)            (19.9)
  Operating loss from discontinued operations
    and disposal of AMN                                (1.0)             (0.2)             (4.1)             (1.1)                -
  Extraordinary item - (loss) gain on early
    extinguishment of debt                             (2.2)              0.6               1.1               0.3               1.1
------------------------------------------------------------------------------------------------------------------------------------
  Net (loss) income                                 $ (39.8)           $  0.3           $(104.6)           $(24.0)           $(18.8)
------------------------------------------------------------------------------------------------------------------------------------
  Weighted average number of common and
    common equivalent shares (diluted)                 32.4              32.1              32.1              32.8              33.7
Net (Loss) Income per Diluted Share:
  (Loss) income from continuing operations          $ (1.13)           $    -           $ (3.17)          $ (0.73)          $ (0.61)
  Operating loss from discontinued
    operations of AMN                                 (0.03)            (0.01)            (0.13)            (0.03)                -
  Extraordinary item - (loss) gain on early
    extinguishment of debt                            (0.07)             0.02              0.04              0.01              0.03
------------------------------------------------------------------------------------------------------------------------------------
  Net (loss) income per diluted share               $ (1.23)           $ 0.01           $ (3.26)          $ (0.75)          $ (0.58)
------------------------------------------------------------------------------------------------------------------------------------


                                                  Imperial Credit Industries, Inc.
                                                Financial and Operating Highlights

                                                    |          2001               |              2000
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Operating Results                       Second           First             Fourth             Third            Second
(In millions, except per share amounts               Quarter          Quarter           Quarter            Quarter          Quarter
and percentages)
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Financial Condition (at quarter end):
  Loans and leases held for sale                   $  371.8          $  380.1          $  386.5           $  400.6        $  392.0
  Loans held for investment, net                   $1,085.7          $1,195.5          $1,122.5           $1,232.1        $1,311.6
  Securities, at market                            $  157.4          $  166.5          $  227.7           $  219.6        $  231.2
  Retained interest in loan and lease
    securitizations                                $    3.7          $    3.6          $    6.3           $   10.0        $   12.1
  Total assets                                     $1,917.8          $2,056.4          $2,127.6           $2,263.7        $2,403.5
  Deposits                                         $1,512.7          $1,623.7          $1,632.7           $1,699.3        $1,826.5
  Borrowings from FHLB and other borrowings        $   82.0          $   85.0          $  149.1           $  117.4        $   99.3
  Senior notes                                     $   45.2          $  193.0          $  176.8           $  176.9        $  176.9
  Senior convertible notes                         $   10.0          $      -          $      -           $      -        $      -
  Exchange notes                                   $  171.1          $      -          $      -           $      -        $      -
  ROPES                                            $    1.0          $   41.0          $   42.9           $   47.0        $   48.3
  Total shareholders' equity                       $   11.4          $   40.1          $   39.4           $  143.4        $  165.5
-----------------------------------------------------------------------------------------------------------------------------------
Asset Quality
  Other real estate owned and other repossessed
    assets, net                                    $   13.2          $   13.3          $    8.8           $   11.8        $   14.6
  Non-accrual loans                                $   72.5          $   85.4          $   78.5           $   81.3        $   90.8
  Allowance for loan and lease losses              $   55.1          $   64.8          $   63.6           $   57.8        $   50.1
  Ratio of the loan loss allowance to gross
    loans held for investment                          4.80%             5.10%             5.39%              4.69%           3.82%
  Ratio of the loan loss allowance to
    non-accrual loans                                 76.07%            75.87%            81.02%             71.14%          55.21%
  Charge-offs                                      $   38.8          $    7.6          $   61.5           $   20.4        $   62.9
  Recoveries                                            2.4               4.1               1.2                0.5             0.5
                                                   --------------------------------------------------------------------------------
     Net Charge-offs                               $   36.4          $    3.5          $   60.3           $   19.9        $   62.4
-----------------------------------------------------------------------------------------------------------------------------------
Performance and Valuation
  Return on average shareholders' equity            (619.30)%            3.14%          (457.76)%           (62.16)%        (42.56)%
  Return on average assets                            (8.00)%            0.06%           (19.06)%            (4.11)%         (3.20)%
  After-tax profit margin                               n/a              1.95%              n/a                n/a             n/a
  Shareholders' equity to total assets                 0.59%             1.95%             1.85%              6.33%           6.88%
  Book value per share                              $  0.28          $   1.25          $   1.23           $   4.47        $   5.12
  Tangible book value per share                     $  0.33          $   1.35          $   1.37           $   4.71        $   5.52
-----------------------------------------------------------------------------------------------------------------------------------
 Full Time Equivalent Employees                         387               404               428                536             566
-----------------------------------------------------------------------------------------------------------------------------------
  Cash Flow Information:
  Earnings before interest, taxes, depreciation
    and amortization (EBITDA)                       $ (32.0)         $    7.1          $  (35.4)          $  (24.8)       $  (28.5)
  Pre-tax interest coverage ratio                     (5.2x)              1.1x            (10.0x)            (4.6x)           (4.7x)
  Ratio of earnings to fixed charges                   0.2x               1.0x             (0.7x)             0.1x             0.1x
-----------------------------------------------------------------------------------------------------------------------------------
Capital Ratios
  Risk-based Capital                                  8.24%              8.31%             6.59%             9.11%            9.31%
  Risked-based Tier 1 Capital                         5.75%              5.96%             3.54%             5.23%            5.97%
  Tier 1 FDIC Leverage Ratio                          5.37%              6.09%             3.46%             5.47%            6.50%
-----------------------------------------------------------------------------------------------------------------------------------
Loan Portfolio
  Multifamily real estate                         $  280.3           $  268.9          $  281.3          $  310.5         $  294.2
  Commercial real estate                             134.0              156.8             151.6             169.5            183.4
  Asset-based loans                                  665.4              742.9             752.9             832.9            844.7
  Loan participations                                 80.1              108.9             123.5             150.6            172.9
  Mortgage warehouse lines                           129.0              131.5              50.6              33.8             52.1
  Film and television production loans               116.5              113.7              83.7              76.7             75.2
  Other                                               40.2               36.9              28.6              17.9             18.2
                                                  ---------------------------------------------------------------------------------
     Total Core Loans                              1,445.5            1,559.6           1,472.2           1,591.9          1,640.7
     Non Core Loans                                   76.4               90.2              95.1              99.9            119.1
                                                  ---------------------------------------------------------------------------------
       Gross Loans                                $1,521.9           $1,649.8          $1,567.3          $1,691.8         $1,759.8
-----------------------------------------------------------------------------------------------------------------------------------
Yield on earning assets at SPB                        9.30%             10.04%            10.04%            10.65%           11.18%
Cost of borrowings at SPB                             6.22%              6.61%             6.66%             6.50%            6.21%
Net interest margin at SPB                            3.76%              4.11%             4.47%             4.82%            5.69%
-----------------------------------------------------------------------------------------------------------------------------------

Deconsolidation of ICG

     During the fourth quarter of 2000, the Company reduced its ownership percentage in ICG from 63.2% to 38.5% through the sale of a part of its equity interest to ICG and certain management members of ICG. The income from ICG is accounted for by the equity method of accounting beginning with the quarter ended December 31, 2000. For the three and six months ended June 30, 2001, the equity in net income of ICG was $0 and $912,000, respectively. As a result of the deconsolidation of ICG, certain components of the Company's second quarter results of operations are not comparable to the same period of the prior year. Therefore, the following proforma statements of operations present the Company's results of operations as if ICG had been accounted for as an equity investment for all periods presented.


                       IMPERIAL CREDIT INDUSTRIES, INC.
 CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS - ICG UNDER THE EQUITY METHOD
                      (Dollars in thousands - unaudited)

                                                                                 Three Months Ended        Six Months Ended
                                                                                      June 30,                 June 30,
                                                                               -----------------------  -----------------------
                                                                                  2001         2000        2001         2000
                                                                                --------     --------    --------     --------
Interest Income:
  Interest on loans and leases...............................................   $ 39,910     $ 52,731    $ 83,165     $ 98,264
  Interest on investments....................................................      3,389        7,628       8,409       14,841
  Interest on other finance activities.......................................        138          624         469        1,238
                                                                                --------     --------    --------     --------
     Total interest income...................................................     43,437       60,983      92,043      114,343
                                                                                --------     --------    --------     --------
Interest Expense:
  Interest on deposits.......................................................     24,602       27,051      51,191       51,344
  Interest on other borrowings...............................................        977        2,228       2,679        3,685
  Interest on long term debt.................................................      6,474        6,017      12,213       12,395
                                                                                --------     --------    --------     --------
     Total interest expense..................................................     32,053       35,296      66,083       67,424
                                                                                --------     --------    --------     --------
     Net interest income.....................................................     11,384       25,687      25,960       46,919
  Provision for loan and lease losses........................................     26,700       63,156      31,325       87,175
                                                                                --------     --------    --------     --------
     Net interest expense after provision for loan and lease losses..........    (15,316)     (37,469)     (5,365)     (40,256)
                                                                                --------     --------    --------     --------
Fee and Other Income:
  Gain on sale of loans and leases...........................................        394          220         496          353
  Asset management fees......................................................        652          777       1,494        1,639
  Loan servicing income......................................................      1,785        1,453       3,154        2,979
  Gain on sale of securities.................................................      3,017       13,533       3,147       12,931
  Equity in net income of Imperial Capital Group.............................         --          864         912        1,504
  Loss on impairment of securities...........................................     (1,206)          --      (1,206)          --
  Mark to market losses on securities and loans held for sale................     (2,316)      (1,960)     (4,138)      (3,734)
  Rental income..............................................................      1,390        2,591       3,302        2,711
  Other income...............................................................      2,267        3,711       4,917        6,255
                                                                                --------     --------    --------     --------
     Total fee and other income..............................................      5,983       21,189      12,078       24,638
                                                                                --------     --------    --------     --------
Noninterest Expenses:
  Personnel expense..........................................................      6,964        9,259      13,791       18,352
  Commission expense.........................................................        454          530         941        1,333
  Amortization of servicing rights...........................................         93          142         199          278
  Occupancy expense..........................................................      1,066        1,338       2,099        2,478
  Net expenses of other real estate owned....................................         66          469         158        1,025
  Legal and professional services............................................      2,133        1,257       3,632        2,455
  Lawsuit settlements (recoveries)...........................................        371         (126)        371         (113)
  Collection costs...........................................................      1,417          344       3,079          828
  Telephone and other communications.........................................        340          519         703        1,074
  Amortization of goodwill, net..............................................       (696)      (1,314)     (1,418)        (707)
  Real property expense......................................................        535        1,463       1,449        1,481
  General and administrative expense.........................................      4,573        4,310       8,431        8,645
                                                                                --------     --------    --------     --------
     Noninterest expenses....................................................     17,316       18,191      33,435       37,129
  Acquisition costs..........................................................         --           --          --        9,397
                                                                                --------     --------    --------     --------
     Total expenses..........................................................     17,316       18,191      33,435       46,526
                                                                                --------     --------    --------     --------
  Loss from continuing operations before income taxes,
         minority interest and extraordinary item............................    (26,649)     (34,471)    (26,722)     (62,144)
  Income tax expense (benefit)...............................................     10,021      (14,579)     10,021      (25,414)
  Minority interest in income of consolidated subsidiaries...................         32           33          65           65
                                                                                --------     --------    --------     --------
     Loss from continuing operations.........................................    (36,702)     (19,925)    (36,808)     (36,795)
  Operating losses from discontinued operations of AMN, net of
    income taxes.............................................................       (961)          --      (1,161)          --
                                                                                --------     --------    --------     --------
     Loss before extraordinary item..........................................    (37,663)     (19,925)    (37,969)     (36,795)
  Extraordinary item--(Loss) gain on early extinguishment of debt,
    net of income taxes......................................................     (2,160)       1,146      (1,542)       2,093
                                                                                --------     --------    --------     --------
     Net loss................................................................   $(39,823)    $(18,779)   $(39,511)    $(34,702)
                                                                                ========     ========    ========     ========

Imperial Credit Industries Reports Management Changes

     Imperial Credit Industries, Inc. (the "Company or ICII") (Nasdaq: ICII - news) announced the resignation of H. Wayne Snavely as Chairman, President, and Chief Executive Officer of both the Company and its principal subsidiary Southern Pacific Bank ("SPB"). On August 1, 2001, Michael R. McGuire was appointed to the role of President and Chief Executive Officer of the Company and interim President and Chief Executive Officer of SPB pending regulatory approval. Mr. McGuire has been a director of the Company since April 2001. Mr. McGuire has been in the banking industry for 33 years and has extensive experience in providing leadership to distressed financial institutions. Mr. McGuire has been serving as the President and Chief Executive Officer of Affinity Bank of Ventura, California. Mr. McGuire is also a director of the California Association of Industrial Banks and has served as its president in 1998 and 2001. He has been a commissioner of the City of Santa Barbara Housing Authority since 1992 and is a leading expert in affordable housing finance. He is also a director and the secretary of Social Compact, a Washington, D.C. based organization promoting business investment in inner cities. He is also active in several community service non-profit organizations.

     Mr. McGuire said, "I am confident the talented and highly experienced operating team at ICII and SPB will effectively execute our strategy, quickly address the remaining operational and regulatory issues and add value across all of our core business lines. I am looking forward to working with this excellent team, and together we will move forward to realize the Company's full potential."

     Mr. Michael S. Riley has been appointed Chairman of the Board of Directors for the Company effective August 1, 2001. Mr. Riley has practiced law for more than 20 years in the areas of banking, corporate finance, and international law as a principal of the Fort Lauderdale based firm of Yonge and Riley, LLP and as manager of the Fort Lauderdale practice for the regional law firm of Adorno & Zeder. His background also includes serving as an Assistant State Attorney in Florida and special counsel to federal and state law enforcement agencies. Mr. Riley serves on various boards and is Chairman of the Board of Holiday RV Superstores, Inc. and Recreational Holdings, Inc.

     Mr. Riley said, "I am excited about working with Mr. McGuire, the Board of Directors, senior management and our valued employees in improving Imperial Credit Industries core value. Through the implementation of best practices we shall restore value to our shareholder base."

     Additionally, Mr. Brad S. Plantiko, Chief Financial Officer of the Company and SPB, will assume additional responsibilities as Chief Operating Officer of SPB, pending regulatory approval.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 6, 2001
      --------------

                             IMPERIAL CREDIT INDUSTRIES, INC.


                             By: /s/   Paul B. Lasiter
                                 -----------------------------------------
                                 Senior Vice President and Controller